Exhibit 5.2

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax
December 21, 2022
Wejo Group Limited
ABC Building, 21-23 Quay St.
Manchester, United Kingdom X0 M3 4AE
Ladies and Gentlemen:
We have acted as special United States counsel to Wejo Group Limited, an exempted company formed under the laws of Bermuda (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, including all amendments and supplements thereto (the “Registration Statement”), of the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the resale by certain selling shareholders of 3,776,378 warrants to purchase Company common shares, par value $0.0001 per share, issued by the Company on July 29, 2022, (the “Warrants”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
The Warrants were issued under a warrant agreement substantially in the form filed as Exhibit 4.1 to the Registration Statement, with appropriate insertions (the “Warrant Agreement”), by the Company and Continental Stock Trading & Trust Company, as warrant agent. The form of Warrant is attached to the Warrant Agreement as Annex A thereto. As used herein, the term “Transaction Documents” collectively refers to the Warrant Agreement and Warrant.
We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Transaction Documents and such other documents, records, instruments and certificates or comparable documents of officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.
Based upon and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that when (a) the Registration Statement becomes effective under the Securities Act, and (b) the Company has obtained any legally required consents, approvals, authorizations or other orders of the Commission and any other regulatory authority, the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (a) applicable bankruptcy,

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insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, and other laws of general application affecting the enforcement of creditors’ rights, (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (c) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (d) governmental authority to limit, delay or prohibit the making of payments outside the United States.
In rendering the foregoing opinions, we have assumed that:
(a) The Company (i)  is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby, including but not limited to the issue and sale of the Warrants and the Company common shares issuable upon exercise thereof, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents.
(b) Each of the Transaction Documents, and the transactions contemplated thereby, including but not limited to the issuance of the Warrants by the Company, has been duly authorized by all requisite action on the part of each of the parties thereto, and each of the Transaction Documents has been duly executed and delivered by each of the parties thereto;
(c) Each party to any of the Transaction Documents (other than the Company) has and will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and has and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it;
(d) Neither the authorization, issuance, execution or delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder: (i) violates or will violate the laws of Bermuda or the Company’s articles of incorporation, memorandum of association, bye-laws or similar constitutional document, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any court or governmental authority to which the Company or its property is subject or (iv) violates or will violate, or is void or voidable under, any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and
(e) Neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption with respect to the laws of the State of New York).
We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the

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agreements and instruments reviewed by us, (f) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and (g) that the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability.
Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, (i) may limit the enforceability of certain waivers, and (j) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).
We express no opinion as to (a) whether a court would award a judgment in a currency other than United States dollars or as to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency the proceeds or amount of a court judgment in another currency, (b) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provisions restricting access to courts, any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts, (c) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or administrative rights, or (d) any provision that authorizes ones party to act as attorney-in-fact for another party.
This opinion letter has been prepared and shall be interpreted in accordance with customary practice of United States lawyers who regularly give, and regularly advise opinion recipients regarding, opinions in transactions of this type.
Our opinions set forth herein are limited to the laws of the State of New York, and we express no opinion as to the effect of any other laws. We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Transaction Documents.
This opinion is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants, Common Shares or the Transaction Documents.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the

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Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman, Partner